Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Wayside Technology Group, Inc. and Subsidiaries on Form S8 (No. 333-184573) of our report dated March 15, 2018, except for the effects of the retrospective adoption of accounting for revenue recognition as discussed in Note 3 to the consolidated financial statements, as to which the date is March 18, 2019, on our audits of the consolidated financial statements and financial statement schedule as of December 31, 2017 and for each of the years ended December 31, 2017 and 2016, which appears in this Form 10-K.

/s/ EisnerAmper LLP

Iselin, New Jersey

March 18, 2019